Exhibit 99.1

Bulldog Technologies Unveils New Yard BOSS™ System

at Leading Supply-Chain and Trucking Events

Richmond, British Columbia, Canada - June 9, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD) announced today that it will exhibit its new Yard BOSS™ remote monitoring sensor, the RB-210 and other BOSS™ products at two of the industries' leading trade show events. The new Yard BOSS™ represents the second generation of remote monitoring sensor, and will replace the RB-100 Yard BOSS™ by offering enhanced security features and increased functionality.

The Company will be featured at the International Truck Show (ITS) (www.truckshow.com) held from June 10th to June 12th at the Las Vegas Convention Center. The ITS show is expected to draw thousands of companies from the trucking industry. Bulldog will have booths 457 and 556 at the event, where it will exhibit the new Yard BOSS™ and the Bulldog Road BOSS™ product line.

Members of Bulldog's Management Team will also be attending The National Cargo Security Conference (NCSC) Annual Conference and Exhibition (www.cargosecuirty.com) from June 12th to June 16th at the Riviera Hotel in Las Vegas. The event will focus on the issues surrounding the security of cross-border cargo, cargo theft and pending Government initiatives. Bulldog's Chief Executive Officer, John Cockburn, will deliver a speech to the attendees on cargo security and seals.

Bulldog Technologies Inc. is a provider of wireless security systems for the supply chain industry. Bulldog has developed the Road BOSSTM (Bulldog Online Security System) for mobile cargo transported in trailers, delivery trucks/vans, and ocean containers. The Yard BOSSTM is a proprietary asset protection and security system developed for cargo containers and trailers stored for extended periods in freight yards and facilities.

For further information, visit Bulldog on the Web at www.bulldog-tech.com.

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Contact: Ed Lewis CEOcast, Inc. for Bulldog Technologies Inc. 212-732-4300